Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra Reports Third Quarter 2014 Financial Results and Provides Corporate Update

- Company to host webcast and conference call today at 4:30 p.m. EDT -

CHAPEL HILL, N.C. – October 29, 2014 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today reported financial results for the quarter and nine months ended September 30, 2014 and provided an update on recent corporate developments. The company will host a webcast and conference call today at 4:30 p.m. EDT.

Third Quarter 2014 and Operational Highlights

•	Completed enrollment of the global Solitaire-Oral Phase 3 clinical trial of oral solithromycin in adult patients with moderate to moderately severe community-acquired bacterial pneumonia (CABP)

•	Received a $10 million milestone payment from Toyama Chemical Co., a subsidiary of FUJIFILM Holdings Corporation, triggered by Toyama’s receipt of regulatory clearance to begin a Phase 2 trial of solithromycin in Japan, the world’s second largest antibiotic market

•	Initiated the Solitaire-U study, a Phase 3 clinical study of a single 1000 mg dose of oral solithromycin in patients with uncomplicated gonorrhea and chlamydia infections

•	Completed a Phase 1a study with solithromycin capsules as add on therapy in adolescents, age 12 to 17 years old, with suspected or confirmed bacterial infections. The study demonstrated safety and a pharmacokinetic profile similar to that seen in adults. Based on these positive results, a Phase 1b study is planned pending funding approval from Biomedical Advanced Research and Development Authority (BARDA)

“I am thrilled by the progress we have made on our broad solithromycin development plan during the quarter, including completion of enrollment for our global Solitaire - oral Phase 3 study, as well as initiation of our Solitaire-U Phase 3 study for oral solithromycin in uncomplicated gonorrhea,” stated Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra. “We are also very pleased that Toyama, our partner in Japan, where the regulatory criteria are quite stringent, successfully demonstrated safety in a Phase 1 study with solithromycin and has advanced quickly into a Phase 2 trial. We look forward to a strong finish to 2014 and to the release of topline data from Solitaire-oral which is expected during the first quarter of 2015.”

Clinical Development Update

Cempra is focused on the development of its two lead clinical-stage candidates: solithromycin, a novel fluoroketolide antibiotic, and Taksta™, an oral fusidic acid based therapy in development for staphylococcal infections. Upcoming potential development and regulatory milestones include:

Solithromycin

•	4Q 2014: Initiate NAIAD-funded urogenital solithromycin PK study

•	4Q 2014/1Q2015: Regulatory documents have been submitted for investigator-sponsored Phase 2 study in COPD and initiation of dosing is expected late 2014/early 2015

•	1Q 2015: Report top-line data from Solitaire-Oral Phase 3

Taksta™

•	4Q 2014: Meet with the FDA to define pivotal study for Taksta™

Financial Results for the Three and Nine Months Ended September 30, 2014

For the quarter ended September 30, 2014, Cempra reported a net loss of $11.4 million, or $0.34 per share, compared to a net loss of $13.6 million, or $0.41 per share, for the same period in 2013. Research and development expense in the quarter ended September 30, 2014, was $15.7 million, an increase of 32% compared to the same quarter in 2013. The higher R&D expense was primarily due to increased clinical trial activities, with three Phase 3 trials running for solithromycin. General and administrative expense was $2.9 million, a 32% increase compared to the quarter ended September 30, 2013, driven primarily by increased employee compensation expense.

For the nine months ended September 30, 2014, Cempra reported a net loss of $44.8 million, or $1.34 per share, compared to a net loss of $28.2 million, or $1.00 per share, for the nine months ended September 30, 2013. Research and development expense was $47.2 million, an increase of 84% compared to the nine months ended September 30, 2013. The increase was primarily due to increased clinical trial activities. General and administrative expense was $8.6 million, a 25% increase compared to the nine months ended September 30, 2013.

As of September 30, 2014, Cempra had cash and equivalents of $74.2 million compared to $96.5 million as of December 31, 2013. During the quarter, Cempra’s balance sheet was strengthened by the receipt of a $10 million milestone payment from Toyama and $10.6 million from the sale of newly issued shares through an At The Market (ATM) financing vehicle. In October Cempra received approximately $19.8 million of additional proceeds under its ATM.

Financial Guidance

Cempra expects its research and development expense to continue at least at current levels for the next several quarters due to the concurrent running of its three Phase 3 programs for solithromycin as well as its other programs. Based on current development plans, the company’s cash and equivalents are expected to be sufficient to fund current operations into 2016, assuming continued timely receipts under the BARDA contract, receipt of expected milestone payments from Toyama and the amended payment terms of Cempra’s venture debt facility. This projection does not include any funds from future financings or partnerships beyond the Toyama and BARDA relationships.

Conference Call and Webcast

Cempra management will host a webcast and conference call regarding this announcement at 4:30 p.m. EDT today. The live call may be accessed by dialing (877) 377-7553 for domestic callers and (253) 237-1151 for international callers. A live webcast of the call will be available from the investor relations sections of the company’s website at www.cempra.com, and will be archived there for 30 days. A telephone replay of the call will be available by dialing (855) 859-2056 for domestic callers, or (404) 537-3406 for international callers, and entering the conference number: 22058330.

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in Phase 3 clinical development for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin also recently entered a Phase 3 clinical trial for uncomplicated Neisseria gonorrhea and chlamydia. Taksta™ (CEM-102) is Cempra’s second product candidate, which completed a Phase 2 clinical trial for prosthetic joint infections. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the costs, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Contacts:

Mark W. Hahn

Chief Financial Officer

(919)-313-6601

Investor Contact:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media Contacts:

Russo Partners, LLC

Robert E. Flamm, Ph.D.

(212) 845-4226

robert.flamm@russopartnersllc.com

Lena Evans

(212) 845-4262

lena.evans@russopartnersllc.com

CEMPRA, INC.

SELECTED FINANCIAL INFORMATION

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2014	December 31, 2013
Assets
Current assets
Cash and equivalents	$74,173	$96,503
Receivables	3,589	1,626
Prepaid expenses	3,721	408

Total current assets	81,483	98,537

Furniture, fixtures and equipment, net	129	138
Deposits	346	333

Total assets	$81,958	$99,008

Liabilities
Current liabilities
Accounts payable	$10,761	$6,274
Accrued expenses	823	392
Accrued payroll and benefits	1,293	1,043
Deferred revenue	534	32
Warrant liability	—	920
Current portion of long-term debt	1,800	2,201

Total current liabilities	15,211	10,862

Deferred revenue	11,329	5,633
Long-term debt	16,479	12,538

Total liabilities	$43,019	$29,033

Commitments and Contingencies

Shareholders’ Equity (Deficit)
Common stock	34	33
Additional paid-in capital	249,920	236,202
Deficit accumulated during the development stage	(211,015)	(166,260)

Total shareholders’ equity	38,939	69,975
Total liabilities and shareholders’ equity	$81,958	$99,008

Condensed Consolidated Statement of Operations

(unaudited; in thousands, except loss per share data)

	Three Months Ended September 30,
	2014	2013
Revenues	$7,766	$1,172

Operating Expenses
R&D	15,653	11,919
G&A	2,853	2,167

Total Operating Expenses	18,506	14,086

Loss from operations	(10,740)	(12,914)

Other income (expense), net	(616)	(733)

Net loss attributable to common shareholders	$(11,356)	$(13,647)

Basic and diluted net loss per share	$(0.34)	$(0.41)

Basic and diluted weighted avg shs	33,588	33,184

	Nine Months Ended September 30,
	2014	2013

Revenues	$12,746	$5,740

Operating Expenses

R&D	47,235	25,617
G&A	8,648	6,896

Total Operating Expenses	55,883	32,513

Loss from operations	(43,137)	(26,773)

Other income (expense), net	(1,617)	(1,432)

Net loss and comprehensive loss	(44,754)	(28,205)

Net loss attributable to common shareholders	$(44,754)	$(28,205)

Basic and diluted net loss per share	$(1.34)	$(1.00)

Basic and diluted weighted avg shs	33,337	28,187

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